Exhibits 5.1 and 23.3
OPINION AND CONSENT OF DAVIS POLK & WARDWELL LLP
May 5, 2010
Greenhill & Co., Inc.
300 Park Avenue
23rd Floor
New York, New York 10022
Ladies and Gentlemen:
     Greenhill & Co., Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”) of the Company. The Shares are to be offered and sold by stockholders of the Company.
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,
/s/ Davis Polk & Wardwell LLP